Exhibit (3)

Schedule A – Additional Statements Required by Rule 17g-1(g)(1)

The below chart reflects the premium allocation for the joint insured bond among the Funds that was approved by the Boards of Directors/Trustees. The premium on the joint insured bond has been paid through March 15, 2027.

FIDELITY BOND PREMIUM AMOUNT 2026

Fund Name	Identifier	Average Net Assets as of 01/31/26	Allocation	Fidelity Bond
Brookfield Real Assets Income Fund Inc.	RA	$ 796,001,152.94	9.91%	$ 1,446
Brookfield Global Listed Infrastructure Fund	BGL	118,268,255.63	1.47%	215
Brookfield Global Listed Real Estate Fund	BLR	119,970,306.04	1.49%	218
Brookfield Next Generation Infrastructure Fund	GRSI	25,262,496.06	0.31%	46
Oaktree Asset-Backed Income Fund Inc.	OABF	354,341,749.68	4.41%	643
Oaktree Diversified Income Fund Inc.	ODIF	316,957,485.58	3.95%	576
Oaktree Emerging Markets Equity Fund	EME	325,229,637.88	4.05%	591
Center Coast Brookfield Midstream Focus Fund	CCC	1,004,178,219.39	12.50%	1,824
Brookfield Infrastructure Income Fund Inc.	BII	4,973,798,688.00	61.91%	9,033
Total		$8,034,007,991.19	100.00%	$14,590